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Genasense® Significantly Increases Major Responses in Patients with
Advanced Chronic Lymphocytic Leukemia

Randomized Phase 3 Trial Shows Significant Superiority in Patients who Receive Genasense
plus Standard Chemotherapy

BERKELEY HEIGHTS, NJ – December 6, 2004 —Genta Incorporated (Nasdaq: GNTA) announced that results from the Company’s randomized Phase 3 clinical trial of Genasense® (oblimersen sodium) Injection in patients with relapsed or refractory chronic lymphocytic leukemia (CLL) were presented today at the annual meeting of the American Society of Hematology (ASH) in San Diego, CA. The trial showed that the addition of Genasense significantly increased the proportion of patients who achieved a major response, which was the primary end-point of the trial.

“Previous studies have shown that prolonged survival in CLL has been linked to the achievement of major response,” said Dr. Kanti R. Rai, Chief of Hematology-Oncology at Long Island Jewish Medical Center, who presented the findings. “The results from this study suggest that Genasense is a promising addition to current treatment for patients with relapsed CLL.”

“We are pleased with the outcome of this study, and we are very grateful to the many patients and physicians who participated,” said Dr. Loretta M. Itri, President, Pharmaceutical Development, and Chief Medical Officer at Genta Incorporated. “Based on these findings, we have requested a meeting with the Food and Drug Administration to discuss the feasibility of submitting a New Drug Application for Genasense in the CLL indication.”

Study Design

Patients were eligible for this trial if they had failed standard treatment for CLL that had included fludarabine. Two hundred forty one patients were randomized to receive chemotherapy with fludarabine and cyclophosphamide with or without Genasense. The primary objective of the study was to evaluate whether the addition of Genasense would increase the proportion of patients who achieved complete remission (CR) or nodular partial remission (nPR). This level of response requires the complete disappearance of all clinical evidence of disease, recovery of blood cell counts to pre-specified levels, marrow resolution consistent with CR or nPR, and a minimum response duration of two months. Experts that were blinded to treatment assignment made the final determination of all clinical and bone marrow responses.

Patients Treated

In the trial, 120 patients were randomized to receive Genasense plus chemotherapy, and 121 patients were randomized to receive chemotherapy alone. Treatment groups were well balanced for major prognostic and clinical factors. Approximately one-half of the patients in each group had failed 3 or more treatment regimens. All patients had previously received fludarabine (Flu), and most (greater than or equal to 85%) had received either cyclophosphamide (Cy) or another alkylating agent.

Major Responses (Primary End-Point)

Nineteen patients (16%) who were treated with Genasense plus Flu/Cy achieved a CR or nPR (11 and 8 patients, respectively), compared with 8 patients (7%) who were treated with chemotherapy alone (3 CRs, 5 nPRs) (P=0.039).

Remission Duration and Overall Survival

The median duration of response has not been reached for patients in both treatment groups who achieved a major response (median = 16.8+ mos. for Genasense/Flu/Cy vs. 15.0+ mos. for Flu/Cy alone; P=non-significant [N.S.]) Three of the 19 major responders (16%) treated with Genasense/Flu/Cy have relapsed with progressive disease, compared with 2 of 8 major responders (25%) in the Flu/Cy group. For patients treated with Flu/Cy, the median overall survival was 26.2 months. The median survival has not yet been reached for patients treated with Genasense/Flu/Cy (P=N.S.)

Overall Response, Chemotherapy Treatment, and Time to Response and Progression

When partial responders (PRs) were included to calculate an overall response rate, the overall response rate was similar (41% for Genasense/Flu/Cy and 45% for Flu/Cy; P=N.S.). Patients who achieved a CR or nPR received similar amounts of Flu/Cy in both treatment groups (median of 5 cycles). However, patients who achieved only a PR received significantly more chemotherapy on the Flu/Cy arm (mean of 5.2 cycles vs. 4.4 cycles; P=0.01).

For all responding patients (CR/nPR/PR), the median time-to-response was significantly shorter for patients in the Genasense/Flu/Cy group compared with patients who received Flu/Cy alone (61 days vs. 84 days; P=0.005). For all patients, the median time-to-disease progression was not significantly different between the treatment groups.

Safety

Specific adverse events that were significantly higher in the Genasense/Flu/Cy group included (but were not limited to) nausea, fever, fatigue, back pain, weight loss, dehydration, and intravenous catheter complications. However, serious adverse events that resulted in discontinuation of therapy were equal between the treatment arms (35% for each group). Similar amounts of supportive care medications, including antibiotics, antiemetics, granulocyte stimulating factors and erythropoetin, were administered to the two groups.

The incidence of Grade 3-4 hematologic toxicity is shown in the table below:

	Genasense/Flu/Cy		Flu/Cy
	N		N
Neutropenia	22	19%	28	24%
Thrombocytopenia	38	33%	23	20%
Anemia	17	17%	17	17%

Mortality on study that occurred within 30 days from the last dose of treatment (irrespective of relation to study drugs) occurred in 9 patients treated with Genasense/Flu/Cy and 5 patients treated with Flu/Cy alone (P=N.S.). The excess in mortality was due to fatal disease progression (5 in the Genasense/Flu/Cy group vs. 1 in the Flu/Cy group).

Conference Call

Genta will host a conference call and live audio webcast to provide an update of corporate activities and plans, and to discuss results of scientific presentations from the annual meeting of the American Society of Hematology (ASH) tomorrow, Tuesday, December 7, 2004. Genta management will host the conference call and live audio webcast at 8:30 AM EST.

The conference call can be accessed live as follows:
U.S./Canada: Dial (877) 634-8606, reference Genta Incorporated.
International: Dial (706) 679-3140, reference Genta Incorporated.

The webcast will be available in the Investor Relations section of the Company’s website at: http://www.genta.com/genta/InvestorRelation/events.html and will be archived for 30 days.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year, and more than 60,000 people are living with CLL in the United States. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. For more information about CLL, visit http://www.leukemia-lymphoma.org.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatments. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.